Exhibit 10.1

EXECUTIVE SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT, dated October 25, 2016, is made by and between SWIFT TRANSPORTATION COMPANY, a Delaware corporation (the “Company”), and [Insert Name] (the “Executive”) (each, a “Party” and, collectively, the “Parties”).

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be in the best interests of the Company and its stockholders;

WHEREAS, Executive is expected to continue to make a significant contribution to the profitability, growth and financial strength of the Company; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to provide for severance benefits in the event of Executive’s termination of employment by the Company without “Cause” or by Executive for “Good Reason” (as such terms are defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1.    Defined Terms. For purposes of this Agreement, each capitalized term in this Agreement is either defined in the section, exhibit or appendix in which it first appears or in this Section 1. The following capitalized terms shall have the definitions as set forth below:

(a)	“Board of Directors” shall mean the Board of Directors of the Company.

(b)    “Cause” shall mean the occurrence of any of the following events: (i) Executive’s willful and continued failure to substantially perform his or her duties with the Company or any subsidiary after written warnings identifying the lack of substantial performance are delivered to Executive to identify the manner in which the Company or the subsidiary believes that Executive has not substantially performed his or her duties; (ii) Executive’s willful engaging in illegal conduct while in the course and scope of Executive’s employment which is materially injurious to the Company or any subsidiary; (iii) Executive’s commission of a felony; (iv) Executive’s material breach of a fiduciary duty owed to the Company or any subsidiary; (v) Executive’s intentional, unauthorized disclosure to any person of confidential information or trade secrets of a material nature relating to the business of the Company or any subsidiary; (vi) Executive’s material breach of any employment agreement or any other agreement entered into with the Company or any subsidiary; or (vii) Executive engaging in any conduct while in the course and scope of Executive’s employment that violates the Company’s or a subsidiary’s written rules, regulations, or policies constituting grounds for discharge.

Executive’s employment may be terminated for Cause only by an affirmative vote of not less than three-quarters of the independent members of the Board of Directors and such determination shall be final, conclusive and binding on all parties. Executive’s employment will not be terminated for Cause without (x) written notice to Executive setting forth in reasonable detail the grounds for Cause and (y) the opportunity to cure within thirty (30) days of such written notice.

(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)    “Effective Date” shall mean October 25, 2016.

Exhibit 10.1

(e)    “Good Reason” shall mean, without Executive’s written consent, the occurrence of any of the following events: (i) a material diminution of the authorities, duties or responsibilities of Executive (other than temporarily while Executive is physically or mentally incapacitated); provided, however, that an event of Good Reason will not exist if Executive is offered a comparable or greater position (i.e., a position with substantially equal or greater organizational duties, authority, or responsibilities) with the Company or an acquiring or successor company in connection with a merger, acquisition, consolidation or similar corporate transaction or series of related transactions, including where the Company becomes a subsidiary or part of a successor entity, and Executive is not offered a position as a senior executive of a public company, but rather as a comparable senior executive of a subsidiary or division of an acquiring or successor company; (ii) a material reduction of Executive’s then-current total compensation package; (iii) the Company requires Executive to regularly perform his or her employment duties beyond a thirty (30) land mile radius from Executive’s primary location at which Executive is required to perform his or her duties on the Effective Date; (iv) the Company’s breach of a material term of the Agreement; (v) a failure of any successor to the Company to assume this Agreement; (vi) the Board of Directors (or a committee thereof ) appoints Jerry Moyes as the sole principal executive officer of the Company; or (vii) the Incumbent Directors cease for any reason to constitute a majority of the members of the Board of Directors; provided, however, that this subsection (vii) shall no longer apply if a majority of the Incumbent Directors is replaced or eliminated in connection with a merger, acquisition, consolidation or similar corporate transaction that is approved by 75% of the Incumbent Directors.

In each case, an event shall only be treated as Good Reason if Executive provides written notice to the Company of the facts giving rise to a claim that “Good Reason” exists, in reasonable detail, within 90 days of the occurrence of such event, such event is not cured by the Company within 30 days after the Company’s receipt of Executive’s written notice (“the thirty (30) day period”). If the Company remedies the Good Reason event within the thirty (30) day period, the Good Reason event (and Executive’s right to terminate employment for Good Reason) shall cease to exist. If the Company does not remedy the Good Reason event within the thirty (30) day period, and Executive does not terminate employment within thirty (30) days following the expiration of the thirty (30) day period, then that Good Reason event shall expire.

(f)     “Incumbent Directors” shall mean (i) the directors who are members of the Board of Directors on the Effective Date (excluding Jerry Moyes); (ii) any new directors whose appointment or election to the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least 75% of the members of the Board of Directors on the Effective Date (excluding Jerry Moyes); and (iii) any new directors whose appointment or election to the Board of Directors was approved by at least 75% of the Board of Directors on the Effective Date (excluding Jerry Moyes). A director who is approved pursuant to clauses (ii) and (iii) above shall be deemed to be a member of the Board of Directors on the Effective Date.

(g)    “Separation Date” shall mean, in the event of Executive’s termination of employment, the date of receipt of a notice of termination or such later date specified in the notice of termination. In no event shall the Separation Date occur until Executive experiences a “separation from service” within the meaning of Code Section 409A and the date on which such separation from service occurs.

2.    Term of Agreement. The term of this Agreement (the “Term”) shall commence on October 25, 2016 and shall continue in effect through October 24, 2019; provided, however, that

Exhibit 10.1

commencing on October 25, 2019 and each October 25 thereafter, the Term shall automatically be extended for an additional 12-month period unless, not later than ninety (90) days prior to the expiration of the then current Term, the Company or Executive shall have given written notice to the other Party not to extend the Term.

3.    Accrued Obligations. Executive is entitled to receive the following accrued obligations, which shall be paid no later than the next regularly scheduled payroll date after the Separation Date: (i) base salary earned or accrued but not yet paid through the Separation Date; (ii) unreimbursed business expenses incurred prior to the Separation Date, subject to the terms of the Company’s expense reimbursement policy; (iii) earned and accrued, but unused paid time off and sick days; and (iv) vested amounts payable under the Company’s benefit plans in accordance with the terms of such plans.

4.    Severance Payments Benefits.

(a)    Severance Benefit. Subject to the terms and conditions of this Agreement, if Executive is terminated by the Company without Cause (other than due to death or disability) or Executive terminates his or her employment for Good Reason, Executive shall be entitled to the payments and benefits set forth below (collectively the “Severance Benefits”). Executive shall also not be entitled to Severance Benefits if Executive does not meet all of the requirements under Sections 4(c), 5, 6, and 7 of this Agreement.

(i)    A cash severance payment, payable in substantially equal installments on each regular salary payroll date for a period of [Insert time period] months following the Separation Date, in an aggregate amount equal to [Insert multiple] times the sum of Executive’s (x) annual rate of base salary in effect on the Separation Date, plus (y) target bonus opportunity under the Company’s short-term incentive plan (the “STIP”) for the fiscal year in which the Separation Date occurs; provided, that any payments otherwise payable prior to the first payroll date following the sixtieth (60th) day after the Separation Date shall be deferred until, and paid in a lump sum upon, such payroll date.

(ii)    A bonus payable under the STIP (subject to proration as set forth herein), only to the extent an incentive award would have been payable to Executive under the terms of the STIP but for incurring a Separation Date (“Bonus”). For purposes of calculating the Bonus, the incentive award to which Executive otherwise would have been entitled to under the STIP shall be subject to a fraction, the numerator of which shall be the number of full days on active payroll during the applicable performance period (as defined in the STIP) and the denominator of which shall be the number of full days in such performance period. The Bonus, if any, will be paid to Executive at the same time that Bonuses are otherwise payable to participants in the STIP generally.

(iii)    Executive will be entitled to receive a single sum payment (subject to applicable tax withholdings) equal to (x) the difference between the monthly premium pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) payable by Executive and Executive’s dependents (if applicable) as of the Separation Date and the monthly premium payable by active employees for similar coverage under the Company’s group medical and dental plans on the Separation Date, multiplied by (y) eighteen (18). If Executive is not enrolled for coverage under any of the Company’s group medical and dental plans on the Separation Date, Executive will not receive any payment. The payment will be made on the first payroll date following the sixtieth (60th) day after the Separation Date. Executive is solely responsible for the timely election of COBRA coverage and for making all COBRA premium payments.

Exhibit 10.1

(iv)    Any outstanding, unvested stock options held by Executive on the Separation Date that are scheduled to vest during the 12-month period following the Separation Date will immediately vest and become exercisable as of the Separation Date and will otherwise remain subject to the terms and conditions of the applicable Company long-term incentive plan and governing award documents (the “Equity Documents”); provided that any outstanding and vested stock options will remain exercisable through the earlier of (A) the 12-month anniversary of the Separation Date or (B) the expiration of the term of the stock options (as applicable). All other outstanding, unvested stock options held by Executive on the Separation Date will be cancelled without payment.

(v)    Any outstanding time-based restricted stock units held by Executive on the Separation Date that are scheduled to vest during the 12-month period following the Separation Date will immediately vest as of the Separation Date and will otherwise remain subject to the terms and conditions of the Equity Documents. All other outstanding, unvested time-based restricted stock units will be cancelled without payment.

(vi)    Any outstanding performance-based restricted stock units held by Executive on the Separation Date will remain outstanding and, to the extent the applicable performance measures are achieved, Executive will receive a prorated award based on the number of days that Executive was employed during the performance period. The awards, if any, will otherwise remain subject to the terms and conditions of the Equity Documents and will be paid at the same time that such awards are payable to participants generally.

(b)    No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required pursuant to applicable law or under an applicable Company benefit plan with respect to Executive’s vested benefits, Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or its affiliates (including any compensation or benefits under any severance plan, program or arrangement) on or after the Separation Date.

(c)    General Release and Waiver. The receipt of any Severance Benefits pursuant to this Agreement is subject to Executive timely executing and not revoking a general waiver and release of employment related claims in substantially the form attached hereto as Annex A (the “General Release and Waiver”), which is incorporated by reference under this Agreement, which must become effective and irrevocable no later than the 60th day following the Separation Date (the “Release Deadline”). If the General Waiver and Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to any severance payments or benefits pursuant to this Agreement. In no event will any severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. The General Release and Waiver may be altered by the Company from the form attached as Annex A only in order to address changes in applicable law affecting its terms.

5.    Protective Covenant Agreement. Executive acknowledges that this Agreement provides for additional consideration beyond what the Company is otherwise obligated to pay. In consideration of the opportunity for the Severance Benefits, and other good and valuable consideration, Executive agrees to enter into the Protective Covenant Agreement between the Company and Executive attached hereto as Exhibit A and hereby incorporated into this Agreement. To the extent that there is a conflict between the

Exhibit 10.1

Protective Covenant Agreement and this Agreement, this Agreement shall control but all other terms and provisions of the Protective Covenant Agreement shall remain in full force and effect.

Nothing in this Agreement or in the Protective Covenant Agreement shall be construed to limit any disclosure pursuant to applicable federal, state, or local law or regulation or in response to a valid subpoena or order issued by a court, tribunal, or governmental agency of competent jurisdiction. Before making any such disclosure, however, Executive shall provide the Company with (i) prompt written notice of such disclosure obligation, subpoena, or order in order to allow the Company to seek a protective order or other remedy and (ii) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure.

6.    Cooperation. From and after the Separation Date, Executive agrees that Executive shall assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against the Company in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, that are not adverse to Executive (an “Action”), and will assist the Company in the prosecution of any claims that may be made by the Company in any Action, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by the Company. Executive agrees, unless precluded by law, to inform the Company promptly, but in no event later than within ten calendar days, if Executive is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. Executive also agrees, unless precluded by law, to inform the Company promptly, but in no event later than ten calendar days, if Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its affiliates to the extent that such investigation may relate to Executive’s employment or the period of Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company shall reimburse Executive for all of Executive’s reasonable out-of-pocket fees and expenses (including reasonable attorney’s fees) associated with such assistance. Any reimbursement that is taxable income to Executive shall be subject to applicable withholding taxes. The Company agrees that after the Separation Date, Executive’s obligations under this Section 6 shall not unreasonably interfere with any employment or other remuneration for services in which Executive may be engaging at such time.

7.    Mutual Non-Disparagement. Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors (or any of its or their respective employees, officers or directors). The Company shall instruct its executive officers and directors to refrain from intentionally making any public communication outside the ordinary course of such person’s business that is intended to criticize or disparage, or has the effect of criticizing or disparaging, Executive. Nothing set forth herein shall be interpreted to prohibit either party from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

8.    Post-Termination Forfeiture of Severance Benefits. In the event that Executive materially breaches any obligation under Sections 5, 6 or 7 of this Agreement, including the Protective Covenant Agreement attached hereto as Exhibit A, any obligations of the Company to pay or provide any of the severance payments and benefits under this Agreement will immediately cease and Executive will be required to reimburse the Company for the value of any severance payments or benefits already received by Executive.

9.    Section 280G.

Exhibit 10.1

(a)    In the event that part or all of the severance payments or benefits to be paid or provided to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive, constitute “excess parachute payments” under Code Section 280G(b) subject to an excise tax under Code Section 4999 (collectively, the “Parachute Amount”) the amount of excess parachute payments which would otherwise be payable to Executive or for Executive’s benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Code Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Code Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.

(b)    If the determination made pursuant to Section 9(a) results in a reduction of the payments or benefits that would otherwise be paid to Executive except for the application of Section 9(a), such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Code Section 409A. Within ten days following such determination, but not later than thirty (30) days following the date of the event under Code Section 280G(b)(2)(A)(i), the Company shall pay or distribute to Executive or for Executive’s benefit such amounts as are then due to Executive under this Agreement and shall promptly pay or distribute to Executive or for his benefit in the future such amounts as become due to Executive under this Agreement.

10.    No Duty to Mitigate.   Executive will not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor will any such payment or benefit be reduced by any earnings that Executive may receive from any other source.

11.    Waiver. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by the Company or Executive in any instance shall not be deemed a waiver of such provision in the future.

12.    Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

13.    Governing Law. This Agreement shall be subject to, and construed in accordance with, the laws of the State of Arizona. The Parties agree that any action to enforce this Agreement or challenge the enforceability of this Agreement must be commenced and litigated exclusively in the appropriate state or federal court located in Phoenix, Arizona and the Parties agree and consent to the personal jurisdiction of the federal and state courts of Arizona with respect to any such action.

14.    Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with the Company or any subsidiarity is terminable “at-will” by either Party with or without cause and with or without notice.

Exhibit 10.1

15.    Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other document of the Company, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive shall not be eligible for any benefits under any severance plan, program or arrangement of the Company or any subsidiary.

16.    Entire Agreement; Amendment. This Agreement, including any exhibits or appendices hereto, contains and comprises the entire understanding and agreement between Executive and the Company and fully supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter contained herein. The Agreement may not be amended, modified, suspended or terminated without the written consent of the Company and Executive, provided, however, that the Board of Directors may only unilaterally amend or modify this Agreement to comply with applicable law or regulations.

17.    Tax Withholding. Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

18.    Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery to the other Party or Parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file with the Company.

If to the Company:	Swift Transportation Company 2200 S. 75th Ave. Phoenix, AZ 85043
	Attention to both:	Chair of the Board of Directors Vice President of Human Resources

19.    Assignment. The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between the Company and Executive or between any successor or assignee of the Company or affiliate thereof and Executive. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; provided, however, that if Executive shall die, all amounts then payable to Executive under this Agreement shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive’s estate.

20.    Section 409A Compliance.

(a)    This Agreement is intended to comply with Code Section 409A and any corresponding regulations and guidance promulgated thereunder (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance Benefits under the Agreement that would otherwise be subject to Section 409A are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and/or under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if Executive is considered a “specified employee” for purposes of Section 409A and if payment of any amounts

Exhibit 10.1

under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(b)    All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. If any payment subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will occur in the later year. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c)    Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive.  Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

21.    Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and the Company, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

EXECUTIVE	SWIFT TRANSPORTATION COMPANY

BY:
[Insert Name]	Name: Title:

Date	Date

Exhibit 10.1

EXHIBIT A
PROTECTIVE COVENANT AGREEMENT
This PROTECTIVE COVENANT AGREEMENT (“Agreement”) dated as of October ___, 2016, (the “Effective Date”) is between Swift Transportation Company, including affiliates, subsidiaries and parent companies (collectively, “the Company”), and [Insert Name] (the “Executive”) (collectively, the “Parties”).
RECITALS
WHEREAS, Executive is employed by the Company in a position of trust;
WHEREAS, the Company is in the business of providing comprehensive transportation solutions which are national and international in nature;
WHEREAS, an essential element of the Company’s business is the strategic planning for the development of the Company’s transportation, logistics, leasing, convention, intermodal, refrigerated, and heavy haul services;
WHEREAS, another essential element is the Company’s development and maintenance of personal contacts and relationships with clients in that the Company invests considerable time and money necessary for relationships with its clients and that the Company pays Executive’s salary and reimburses Executive for business expenses such as client development;
WHEREAS, as a result of Executive’s employment with the Company, Executive has received confidential and trade secret information regarding the Company’s business; and
WHEREAS, in consideration for the payments provided for in the Executive Severance Protection Agreement provided to Executive, Executive agrees to the following post-employment restrictions in order to protect the Company’s Confidential Information and Trade Secrets:
1.Confidential Information and Trade Secrets. Executive understands that during the course of Executive’s employment with the Company, Executive had access to the Company’s Confidential Information and Trade Secrets. Executive further understands that Executive may have also generated Confidential Information and/or Trade Secrets as part of Executive’s job.
a.Confidential Information. The term “Confidential Information” means information about the Company as well as the Company’s directors, officers, stockholders, employees, actual or potential customers, distributors, sales representatives, actual or potential suppliers, actual or potential business partners, agents, consultants, attorneys and/or auditors which is generally substantially inaccessible outside the Company and not known to the public and which Executive received as a result of his or her employment with the Company. By way of illustration, and not limitation, Confidential Information includes: (i) ideas, processes, formulas, source and object code, data, programs, improvements, discoveries, developments, designs and techniques and other proprietary technology; (ii) information regarding research development, new products, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of

Exhibit 10.1

conducting Company business, suppliers and supplier information, and purchasing; (iii) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (iv) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (v) information regarding personnel, employee lists, compensation, and employee skills; and (vi) any other non-public information that a competitor of the Company could use to the competitive detriment or disadvantage of the Company.
b.Trade Secrets. The term “Trade Secret” means Confidential Information that meets the additional requirements of the Uniform Trade Secrets Act or similar state law. As defined more specifically by such laws, Trade Secret information is that which derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use, and which is the subject of reasonable efforts to maintain its secrecy.

2.Confidentiality Obligations. Executive agrees that, except as provided herein, during Executive’s employment with the Company and at all times thereafter, Executive will not directly or indirectly divulge, disseminate, disclose or make use of any Confidential Information or Trade Secrets (so long as such information remains a Trade Secret or remains confidential) without prior written consent of the Company. Executive further agrees that if Executive is questioned about information subject to this Agreement by anyone not authorized to receive such information, Executive will promptly notify the Company. This Agreement does not limit the remedies available under common or statutory law. Nothing in this Agreement shall be construed to limit any disclosure pursuant applicable federal, state, or local law or regulation or in response to a valid subpoena or order issued by a court, tribunal, or governmental agency of competent jurisdiction. Before making any such disclosure, however, Executive shall provide the Company with (i) prompt written notice of such disclosure obligation, subpoena, or order in order to allow the Company to seek a protective order or other remedy and (ii) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure.

3.Notice of Immunity. Company employees, contractors, and consultants may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related Trade Secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to court order.

4.Restrictive Covenants. During the course of Executive’s employment with the Company, Executive has been given Confidential Information and Trade Secrets for the purpose of furthering the Company’s business. The Company and Executive acknowledge that the Company has spent considerable amounts of time, effort, and resources in providing Executive with, and that Executive has participated in the development of, Confidential Information and Trade Secrets relating to the Company’s business. Executive acknowledges and agrees that the Company has a right to and does regard all such information as proprietary, and a trade secret or confidential, and has a right to protect it from disclosure.

Exhibit 10.1

Executive also acknowledges that an unauthorized disclosure or use of Confidential Information exposes the Company or its Affiliates to critical risks, such as substantial disadvantages with other competitors and significant damages. To protect the Company from Executive’s use, disclosure or exploitation of Confidential Information and Trade Secrets, Executive agrees to not do any of the following without the Company’s prior express written consent (which may be withheld in the Company’s sole discretion):

a.Non-Competition. During the time Executive is employed by the Company, and for the Time Period after such employment ends for any reason, Executive will not, directly or indirectly, operate, join, control, advise, consult to, work for, or participate in any business entity that engages in competition with the Company in any geographic area where the Company does business.

b.Non-Solicitation of Employees. During the time Executive is employed by the Company, and for the Time Period after such employment ends for any reason, Executive will not, directly or indirectly, solicit, induce, encourage, hire, or participate in soliciting, inducing, encouraging or hiring, any current employee of the Company whom Executive personally worked with, supervised, or about whom Executive obtained Confidential Information to terminate his or her relationship with the Company.

c.Non-Solicitation of Customers. During the time Executive is employed by the Company, and for the Time Period after such employment ends for any reason, Executive will not, directly or indirectly, solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any current customer of the Company with whom Executive had direct or indirect contact or whose identity Executive learned as a result of Executive’s employment with the Company, to terminate, diminish, or materially alter in any manner its relationship with the Company or cause harm to the Company or its business.

d.Time Period. The time period for the above-referenced restrictions shall be for the twelve month period after the date Executive’s employment with the Company terminates. The effective time period of restrictions set forth herein shall be tolled during any period of time a legal proceeding brought by Company against the Executive to enforce this Agreement is pending or during any period of time in which the Executive is in violation of this Agreement.

e.Reasonableness. As a result of Executive’s employment with the Company and the Executive Severance Protection Agreement, Executive agrees that this Agreement does not prevent Executive from earning a living or pursuing a career. Executive agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.

f.Blue Pencil. In the event that a court of competent jurisdiction finds this Agreement, or any of its provisions, to be ambiguous, unenforceable, or invalid, Executive and the Company agree that the court may eliminate or strike grammatically severable provisions while keeping in place other provisions as necessary to effect the intentions and expectations of the parties to provide the maximum reasonable protection of the Company’s legitimate business interests, and such action shall not affect the remaining provisions of this Agreement.

5.Return of Property and Records. Executive agrees that Executive will not remove any Company property from the Company’s premises, except when authorized by the Company. Executive agrees to return all the Company’s property within five (5) business days following termination of employment with the Company for any reason. Such property includes, but is not limited to, any Confidential Information or Trade Secrets, any materials contained therein or derived thereof, the original

Exhibit 10.1

and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Executive or which Executive has developed or collected in the scope of Executive’s employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, materials, documents, plans, records, notebooks, drawings, or papers.

6.Remedies. Executive agrees that it may be impossible to assess the damages caused by Executive’s violation of this Agreement or any of its terms. Executive agrees that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of a material provision hereof. Executive agrees that if the Company is successful in whole or in part in any legal or equitable action against Executive under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees.

7.Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the State of Arizona. The Parties agree that any action to enforce this Agreement or challenging the enforceability of this Agreement must be commenced and litigated exclusively in the appropriate state or federal court located in Phoenix, Arizona, and the Parties agree and consent to the personal jurisdiction of the federal and state courts of Arizona with respect to any such action.

8.Successors and Assigns. The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between the Company and Executive or between any successor or assignee of the Company or affiliate thereof and Executive. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.

9.Survival. The provisions of this Agreement shall survive the termination of Executive’s employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.Waiver. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by the Company or Executive in any instance shall not be deemed a waiver of such provision in the future.

11.Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND TO MAKE MUTUALLY ACCEPTABLE CHANGES TO THIS AGREEMENT, AND EXECUTIVE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

Exhibit 10.1

I HAVE READ THIS PROTECTIVE COVENANT AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.
Name of Executive: [Insert Name]
ACCEPTED AND AGREED TO:
By:    _____________________________
Title:    _____________________________

Exhibit 10.1

ANNEX A

FORM OF GENERAL RELEASE AND WAIVER

This General Release and Waiver (“Agreement”) is made and entered into voluntarily by and between [Insert Name] (“Employee”) and Swift Transportation Co. of Arizona, LLC (“Company”) (collectively referred to as the “Parties).

RECITALS
A.Employee’s employment with the Company terminated effective [date]; and

B.Pursuant to the Parties’ Executive Severance Protection Agreement executed on October __, 2016 (the “Executive Severance Agreement”), the Parties have mutually agreed to enter into an agreement to provide for the amicable separation of Employee’s employment with the Company on the terms hereinafter provided.

AGREEMENT
NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and in the Executive Severance Agreement, the adequacy and receipt of which are hereby acknowledged by both Parties, the Parties agree as follows:

1.    EMPLOYEE’S RELEASE OF CLAIMS. Employee, for himself/herself, his/her heirs, representatives, agents, attorneys, successors, and assigns, hereby releases, acquits and forever discharges the Company, together with its current and former directors, officers, representatives, agents, servants, employees, attorneys, subsidiaries, departments, units, parent corporations, sister corporations, joint ventures, and related entities, as well as its predecessors, successors and assigns (collectively, the “Released Parties”), of and from any and all actions, claims, damages, expenses or costs of whatever nature arising out of his/her employment and termination of employment with the Company, whether known or not by the Parties at the time of execution of this Agreement. This release does not release any claims that the Employee cannot lawfully release.

Employee’s full waiver of claims includes, but is not limited to, claims that arise under any of the following: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act and the Americans with Disabilities Act Amendments Act, the Age Discrimination in Employment Act of 1967 as amended (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Arizona Wage Act, Arizona Employment Protection Act, the Arizona Civil Rights Act, the United States Constitution, and all applicable federal and state constitutional, discrimination, wage and other laws, and any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional

Exhibit 10.1

distress, invasion of privacy, negligence, negligent investigation, negligent hiring or retention, defamation, intentional or negligent misrepresentation, fraud, and any and all other claims arising under laws and regulations relating to employment termination, employment discrimination or retaliation, wages, hours, benefits, compensation, and any and all claims for attorneys’ fees and costs.

Employee further covenants and agrees never to commence any legal proceeding in any way pertaining to or arising out of his/her employment by and with the Company, or the termination of his/her employment. Nothing contained herein will be construed as preventing Employee and/or Swift from providing information to or making a claim with any governmental agency (e.g., Equal Employment Opportunity Commission, a state civil or human rights agency or commission and/or or other federal or state regulatory or law enforcement agency), to the extent permitted or required by law. This Agreement will, however, constitute an absolute bar to Employee’s recovery of any damages or additional compensation from Swift arising out of or in connection with any such claim. Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against Swift in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge. Employee further agrees that if any agency or court assumes jurisdiction over any claim against Employee or on behalf of or otherwise for the benefit of Employee, Employee will direct that agency or court to withdraw from or dismiss with prejudice the claim. Employee agrees that this Agreement may be pleaded as a complete bar to any action or suit before any administrative body or court with respect to any complaint, charge, or claim arising under any federal, state, local or other law relating to any possible claim that existed or may have existed as a result of Employee’s employment or termination of employment against the Company.

2.    CONSIDERATION. This Agreement is entered into in consideration for the promises and undertakings set forth herein and in the Executive Severance Protection Agreement, including, without limitation, the Severance Benefit provided for in Paragraph 4(a) of the Executive Severance Protection Agreement. Employee further agrees that the payments and benefits provided in Paragraph 4(a) of the Executive Severance Protection Agreement constitute special consideration in exchange for the promises herein and that the Company is not otherwise obligated to make any such payments.

3.    TAXABILITY. It is expressly agreed and understood that the Parties have not relied upon any advice, representations or warranties from the other Party and/or their attorneys whatsoever as to the tax consequences of this Agreement. Employee is solely responsible for any and all tax consequences of this Agreement.
4.    NO ADMISSION OF LIABILITY. By entering into this Agreement, Company does not admit to any liability or wrongdoing whatsoever to Employee or with respect to any claims heretofore or hereinafter asserted by Employee and Company expressly denies any and all such liability and wrongdoing. In addition, Company and Employee acknowledge and agree that this Agreement may not be used as evidence to prove any alleged wrong, other than a failure to comply with the terms of this Agreement, in any action or proceeding initiated by Employee or any other individual or entity against Company. The Parties agree that this Agreement may be used as evidence in any action to enforce the terms of this Agreement.

Exhibit 10.1

5.    APPLICATION FOR EMPLOYMENT. Employee agrees that the Company is entitled to reject without cause any application for employment with the Company made by Employee.
6.    SEVERABILITY. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

7.     GOVERNING LAW. This Agreement shall be subject to, and construed in accordance with, the laws of the State of Arizona. The Parties agree that any action to enforce this Agreement or challenge the enforceability of this Agreement must be commenced and litigated exclusively in the appropriate state or federal court located in Phoenix, Arizona and the Parties agree and consent to the personal jurisdiction of the federal and state courts of Arizona with respect to any such action.

8.    PLAIN MEANING. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

9.    NO ASSIGNMENT. This Agreement shall be binding upon the Parties hereto and upon their heirs, administrators, executors, successors, and assigns, and shall inure to the benefit of said Parties and each of them and to their heirs, administrators, executors, successors, and assigns. Employee expressly warrants that she has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.
10.    ASSISTANCE WITH LITIGATION. If Employee has now or is alleged to have knowledge of matters which are the subject of any pending, threatened or future litigation against the Company, or other legal or administrative matter involving the Company, Employee will make himself/herself available to testify if and as necessary in any court or administrative proceeding. Employee will also make himself/herself available at a time mutually convenient to him/her and the attorneys representing the Company in connection with any such litigation for such purposes as they may deem necessary, including but not limited to, the review of documents, discussion of the case and preparation for trial. This Agreement is not intended to and shall not be construed so as to in any way limit or affect the testimony which Employee gives in any such litigation; it is understood and agreed that Employee will at all times testify fully, truthfully and accurately, whether in deposition, trial or otherwise.

11.    OTHER INSTRUMENTS. The Parties expressly agree to execute any further or additional instruments as may reasonably be required and to perform any other acts necessary to effectuate and carry out the purposes of this Agreement.

Exhibit 10.1

12.    COUNTERPARTS. The Parties may execute this Agreement in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
13.    WAIVER OF AGE DISCRIMINATION CLAIMS AND TIME PERIOD TO REVOKE THE AGREEMENT. Employee acknowledges and understands that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f). In accordance with that section, Employee specifically agrees that he/she is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, he/she acknowledges that he/she understands the following:

(a)    He/She is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he/she signs this Agreement;

(b)    He/She is waiving rights or claims for age discrimination under the ADEA in exchange for the consideration set forth in Paragraph 2 of this Agreement, which is in addition to anything of value to which he/she is already entitled;

(c)    He/She was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his/her choice prior to executing this Agreement;

(d)    He/She has been given at least twenty one (21) days within which to consider this Agreement. If Employee returns the signed Agreement prior to the expiration of the twenty one (21) day period, Employee acknowledges that he/she is knowingly and voluntarily waiving any right he/she may have to review the Agreement for longer;

(e)    He/She understands that for a period of seven (7) days after his/her execution of this Agreement, he/she may revoke this Agreement after execution by notifying Company in writing. Such writing must be received by Company no later than 11:59 p.m. on the seventh (7th) day after his/her execution of this Agreement at the following address: Deborah Owens, Swift Transportation Co. of Arizona, LLC, 2200 South 75th Avenue, Phoenix, Arizona 85043; and

(f)    He/She understands that this Agreement will not become effective or enforceable unless and until he/she has not revoked it and the applicable revocation period set forth above has expired.

14.    BREACH OR VIOLATION OF AGREEMENT. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any Party to this Agreement, that Party shall have the right to seek performance of that term and/or any other necessary and proper relief, including but not limited to damages, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

EMPLOYEE
Dated:	By
Insert Name

SWIFT TRANSPORTATION CO. OF ARIZONA, LLC
Dated:	By
Its

26210647.4